EXHIBIT 10.2

First Amendment to Agreement of Purchase and Sale

and Joint Escrow Instructions by and among Capital Builders Development Properties II (the "Partnership")

and Jake Schneider, Jay Schneider, Lincoln Snyder, Jon Snyder and Ted Hart (collectively, the "Buyers"),

dated and effective August 11, 2005.

4600, 4612 and 4616 Roseville Road, Highlands Eighty Commerce Center

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("First Amendment"), dated for reference purposes only as of August 11, 2005, is entered into by and between CAPITAL BUILDERS DEVELOPMENT PROPERTIES II, a California limited partnership ("Seller"), and Jake Schneider, Jay Schneider, Lincoln Snyder, Jon Snyder and Ted Hart ("Buyer") and amends the AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") between Buyer and Seller dated June 29, 2005.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree to amend the Agreement as follows effective on the date set forth above:

  Paragraph 7(a)(v) is amended by adding the following paragraph:

  "Upon the payment of $50,000 to Seller, by release of a portion of the Deposit on or before August 19, 2005, Buyer shall have until September 18, 2005, to obtain the loan commitment described above. Upon such payment, the $50,000 (1) shall no longer be considered a part of the Deposit, (2) shall be deemed consideration for the extension of time described above, and (3) shall in no event be refundable unless Seller is in default under this Agreement, as amended.

  "Further, upon the payment of an additional $25,000 to Seller, by release of a portion of the Deposit on or before September 18, 2005, and provided that Buyer not yet obtained a loan commitment, but has acted diligently to satisfy obtain a commitment, Buyer shall have until October 3, 2005, to obtain such loan commitment. Upon such payment, the $25,000 (1) shall no longer be considered a part of the Deposit, (2) shall be deemed consideration for the extension of time described above, and (3) shall in no event be refundable unless Seller is in default under this Agreement, as amended.

  "Notwithstanding the fact that the above releases are in no event refundable unless Seller is in default, the amount of funds actually released shall be credited toward the Purchase Price at the close of escrow."

  Delete the provisions of paragraph 7(b)(3).
  Add paragraph 22(n) as follows:

  "22(n) Execution of Documents. For purposes of executing this Agreement and giving any notice required pursuant to this Agreement, facsimile signatures shall be deemed original signatures when timely received by the intended recipient's facsimile machine."

  Except as amended hereby, the Agreement is and remains in full force and effect.

BUYER: /s/ Jake Schneider Jake Schneider /s/ Jay Schneider Jay Schneider /s/ Jon Snyder Jon Snyder /s/ Ted Hart Ted Hart

SELLER:

CAPITAL BUILDERS DEVELOPMENT PROPERTIES II,

a California limited partnership

By: Capital Builders, Inc.,

a California corporation, General Partner

By: /s/ Michael J. Metzger

Michael J. Metzger, President